Exhibit 10.1

INDUSTRIES INC.

2005 MANAGEMENT INCENTIVE PLAN

FOR

SUBSIDIARY COMPANIES AND LINES OF

BUSINESS

AEP INDUSTRIES INC.
2005 MANAGEMENT INCENTIVE PLAN

PLAN OVERVIEW

Each participant will have a target incentive opportunity, stated as a percentage of salary.  Awards at, above, or below target can be earned based on financial performance, using the following approach:

•                                          Realization of “MIP Earnings” from operations will determine the participant’s award.  This award can range down to zero and up to 200% of the individual’s target award.  “MIP Earnings” will be defined as either:

(a)          Budgeted earnings before interest and taxes, depreciation and amortization (EBITDA).

- OR -

(b)         An amount of EBITDA agreed and appropriately documented between the participant and either the CEO or the CFO of the company to be earned by the business unit.

DETERMINING PRELIMINARY INCENTIVE AWARDS BASED ON EBITDA

The basis for determining awards will be “MIP Earnings” as described above.  This measure of earnings reflects business unit performance and excludes financing and tax considerations.

The following procedures will be followed in measuring “MIP Earnings”:

•                                          Negative “MIP Earnings” budgets will be treated on an absolute basis (i.e., if the budget is to lose $100, then losing $90 would be treated as a 10% improvement).

•                                          Special situations, such as a provision for the sale or closing of a piece of land, a plant or business, may be proposed for exclusion.

•                                          “MIP Earnings” will be calculated in the Business units primary currency.  In cases where “currency exchange rates” have an impact on Business unit profits, the exchange rate used to calculate the budget will be used in order to eliminate and effect of currency exchange variations.

•                                          Accounting policy changes dictated by U.S. Securities and Exchange Commission (SEC), the U.S. Financial Accounting Standards Board (FASB) or the Chief Financial Officer of AEP Industries Inc.

•                                          Inter-unit management fees shall be included in “MIP Earnings”.

•                                          Inter-unit royalty fees shall be excluded from “MIP Earnings”.

The relationship between incentive awards relative to actual target and “MIP Earnings” as shown in the following exhibit will be used:

PAY PERFORMANCE RELATIONSHIP
2005 ANNUAL INCENTIVE PLAN

Percent of
Target Award
Earned

Percent of “MIP Earnings” Achieved

The target award is paid for meeting budgeted “MIP Earnings”.

•                                          No award is paid for achieving less than 80% of budgeted “MIP Earnings”.

•                                          50% of the target award is paid for achieving 80% of budgeted “MIP Earnings”.

•                                          Maximum award of 200% of target is paid for achieving 120% of budgeted “MIP Earnings”.

•                                          Increased or decreased award percentages are used for “MIP Earnings” results between 80% and 100%, and between 100% and 120%, based on the above graph.

As an example of how the MIP award determination would work, assume that a participant has a salary of $70,000, and an annual bonus target of 20%.  His business unit has an “MIP Earnings” budget above $2.5 million, and the actual “MIP Earnings” is 110% of budget:

Salary	$70,000
Annual Incentive Target	20%, or $14,000
MIP Earnings as a % of Budget	110%
% Award Earned	150%
Award	$21,000

ADJUSTING PRELIMINARY AWARDS BASED ON CRITICAL MEASUREMENT

In the past, you may have experienced an MIP program that had a separate incentive component resulting from subjective or critical measurements such as:

•                       Market Share

•                       Number or type of customers

•                       Quality

•                       Customer satisfaction

•                       New product introductions

•                       Sale of assets at an attractive price

•                       Health and safety improvements

•                       New sales/promotion tracking system

•                       New financial control system

•                       Improved distribution system

In 2005 AEP is taking the view that everyone in the company should be motivated to perform in the best interests of the company.  It is assumed that people in an MIP are the most committed of all,

therefore a separate, and subjective encouragement to perform one’s job well is an insult to those who are, in fact, our best performers. Management does, however, reserve the right to reduce an award to any individual within a business unit whose activities during the period has been counterproductive to the efforts of the business unit or who has not, for other reasons, added to the profit making goals of this plan.

If you have any questions concerning this incentive program, contact your manager or your Human Resources Manager.

AEP INDUSTRIES INC. 2005 MANAGEMENT INCENTIVE PLAN ADMINISTRATIVE GUIDELINES

1.               Base Salary for Bonus Calculations.  October 31, 2005 Annual Base Salary will be used to calculate the incentive.

2.               Eligibility.  To be eligible to receive an incentive award under the program, you must be an active associate as of the end of the measurement period (i.e., October 31, 2005).  The only exceptions to this rule are detailed below under item number 5.

3.               Pro-Rata Eligibility.  Where incentives are to be paid for partial periods, the incentive will be calculated on a pro-rata basis. Eligibility for pro-rata payments is detailed in items number 4, 5, and 6 below.  Pro-rata calculations will be done on completed quarters only.

4.               New Hires, Transfers or Promotions During the Incentive Period.

For New Hires or participants added to the Plan in the first through third quarters, the bonus will be calculated on a pro-rated basis from the date of hire, but only in completed quarters.  Fourth quarter New Hires will not be eligible for an award.

For Promotions and Transfers, the bonus will be pro-rated from the date of promotion or transfer in whole quarters.  This pro-ration will apply to both changes in target incentive percentage and to changes in goals.

For all pro-rations under this item, effective dates as of the first through the fifteenth of the first month in the quarter will count the full quarter.  Effective dates after the sixteenth day of the first month will not include that quarter in the pro-ration calculation.

5.               Termination During the Incentive Period.

If it is a Voluntary Termination, no bonus will be earned.

If it is an Involuntary Termination due to unsatisfactory performance or cause, no bonus will be earned.  Note: Achieving business results at the expense of violations of laws, regulations or business ethics or allowing any individuals to behave in this manner will be considered cause for termination.

If it is an Involuntary Termination due to job elimination or reorganization, the bonus will be paid on a pro-rated basis as of the termination date.  Terminations prior to the fifteenth of the last month in the quarter will disqualify the termination quarter in the pro-rata calculation.  Terminations effective on the sixteenth through the last day of the last month of the quarter will include the termination quarter in the pro-rata calculation.  Payments will be made at the same time as they are made to participants who continue to work for the Company through the end of the year.

6.               Death or Disability During the Incentive Period.

The incentive earned as of the date of death will be paid, on a pro-rated basis, to the estate of the participant at the same time payments are made to associates who continue to work for the Company through the end of the year.

Disabilities of 30 days or less will not have an impact on the participant’s ability to continue to be eligible for an incentive.

If a disability lasts more than 30 days, then the incentive will be earned only in quarters in which the participant works more than 60 days.

7.               Adding Participants to the Plan.  New participants will be added to this program during the year as recommended by the appropriate Vice President/Group Manager and with the approval of the CEO and/or CFO of AEP Industries Inc.  The criteria for participation will be based on both similar job classification as the list of current participants in this program and a responsibility level commensurate with the participant’s ability to influence goal outcomes.  Approval will be required for both the addition of a participant to the program and the proposed participant’s target incentive level.

8.               Timing of Payments.  Bonus awards will be paid in local currency as quickly after the end of 2005 as possible.  Financial results will need to be finalized as appropriate by the AEP Industries Inc. Vice President, Controller and the independent auditors before bonuses can be calculated and paid.

9.               Financial Adjustments.  Actual financial results as reported on a GAAP basis will be utilized for incentive award calculation with the following exceptions:

•                  Special situations, such as a provision for the sale of assets, the closing of a plant or business or other extraordinary transactions which are not a part of normal operations, may be proposed for inclusion/exclusion if the proposal is presented when the charge is taken or when the budgets are presented.  Inclusions/Exclusions will need to be approved in writing by the CEO and/or CFO of AEP Industries Inc.

•                  Accounting policy changes dictated by the U.S. Securities and Exchange Commission (SEC), the U.S. Financial Accounting Standards Board (FASB) or AEP Industries Inc. Chief Financial Officer may be proposed for exclusion if the proposal is presented when the change is made.  Inclusions/Exclusions will need to be approved by AEP Industries Inc. Chief Financial Officer and/or the Chief Executive Officer.

•                  If earnings were achieved in ways that are considered undesirable (such as reducing budgeted advertising expenditures where this would hurt the business), an adjustment may be made at the discretion of the Chief Financial Officer or the Chief Executive Officer of AEP Industries Inc.

10.         All Plan Payments Subject to Discretion.  Notwithstanding the attainment of financial results, all awards under the Plan are subject to the approval of the Chief Financial Officer and the Chief Executive Officer of AEP Industries Inc.